Exhibit 99.1
Corporate Contact:
Carla Covey
Chief Financial Officer
Limco-Piedmont Inc.
918-445-4300
LIMCO-PIEDMONT INC. REPORTS RESULTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2008
Tulsa, Oklahoma, November 7, 2008 — Limco-Piedmont Inc. (Nasdaq: LIMC) today announced that revenues for the three months ended September 30, 2008 were $18.8 million, an increase of $2.2 million from $16.6 million for that same period last year. This increase is reflective of our continued growth in our MRO business segment. Revenues for the nine months ended September 30, 2008 were $53.6 million a decrease of $1.3 million from $54.9 million for the same period last year. This decrease in sales revenues is a result of the growth in our MRO revenues during the nine months ended September 30, 2008, offset by the one-time Parts sale to Viva Aerobus of $2.7 million during the nine months ended September 30, 2007.
Revenues from our two principal lines of business for the three and nine-month periods ended September 30, 2008 and 2007 were as follows:

	Three Months Ended September 30,				Nine Months September 30,
	2008		2007		2008		2007
		% of Total		% of Total		% of Total		% of Total
	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues
				(Revenues in thousands)
Revenues:
MRO Services	$14,054	74.6%	$12,831	77.1%	$40,264	75.1%	$37,877	69.0%
Parts services	4,773	25.4%	3,813	22.9%	13,360	24.9%	17,022	31.0%

Total revenues	$18,827	100.0%	$16,644	100.0%	$53,624	100%	$54,899	100.0%

Our operating income decreased by $500,000, to $1.4 million for the three months ended September 30, 2008 from $1.9 million for the three months ended September 30, 2007. Our operating income decreased by $3.6 million, to $3.5 million for the nine months ended September 30, 2008 from $7.1 million for the nine months ended September 30, 2007.
General and administrative expenses increased by $357,000 to $1.9 million for the three months ended September 30, 2008 from $1.6 million for the three months ended September 30, 2007. The increase in general and administrative expenses is primarily attributable to tax audit expenses of $60,000 and merger and acquisition expenses of $313,000 offset by the lack of phantom stock expense during this period as compared to last year. Non-cash compensation expense was $72,000 and included in general and administrative expenses during the third quarter of 2008 compared to $170,000 in the third quarter of 2007.
General and administrative expenses decreased by $127,000, to $5.3 million for the nine months ended September 30, 2008 from $5.4 million for the nine months ended September 30, 2007. The decrease in general and administrative expenses is primarily attributable to a phantom stock expense for the Company’s former CEO, that was recorded during the nine months ended September 30, 2007 offset by tax audit expenses of $60,000 and merger and acquisition pursuit expenses of $313,000 during the period ended September 30, 2008. Non-cash stock based compensation expense of $202,000 was included in general and administrative expenses compared to $170,000 in the first nine months of 2007.

Net income for the three month period ended September 30, 2008 was $957,000, or $0.07 per basic and diluted share compared with $1.4 million or $0.12 per basic and diluted share in the period ended September 30, 2007.
Net income for the nine month period ended September 30, 2008 was $2.6 million, or $0.19 per basic and diluted share compared with $4.4 million or $0.46 per basic and diluted share in the period ended September 30, 2007.
We ended the quarter with $9.5 million in cash and cash equivalents and $21.1 million in short-term investments.
Bob Koch and Udi Netivi our Co-Chief Executive Officers, commented: “The third quarter of 2008 saw encouraging revenue growth in our core MRO businesses and parts business versus the third quarter of last year and second quarter of this year.
At Piedmont, we were advised by a key parts customer that its activity levels should be steady through 2009. Margins in the parts business improved nicely in the third quarter. Air Wisconsin activity is anticipated to ramp up in the first quarter of 2009 and we continue to see growth in the rest of our landing gear business. The FAA has certified the APU shop’s 331 capabilities and the first two repaired units will ship in the fourth quarter and another 331 is being overhauled for use as a rotable. The 331 future looks strong for 2009. Our propeller MRO business remains steady and we are pursuing new 2009 business with a significant customer.
At LIMCO, sales for the third quarter were up nicely from prior quarters. LIMCO also experienced very strong OEM and Military bookings in the third quarter which offset weakness that is developing in the Airline segment. We are taking aggressive action to manage cost through the cycle and capitalize on booked business.”
Dr. Shmuel Fledel, our Chairman of the Board, concluded by saying, “We are looking positively towards the fourth quarter of 2008 and towards 2009. Our business opportunities, along with consistent expense control and improvement in operational performance give us confidence in our ability to overcome the weakness that is developing in the Airline industry. New products, strong new business and improved operational performance have set the stage for an improved fourth quarter and 2009.”
About Limco — Piedmont Inc.
Limco-Piedmont Inc. provides maintenance, repair and overhaul, or MRO, services and parts supply services to the aerospace industry. Limco-Piedmont’s four Federal Aviation Administration certified repair stations provide aircraft component MRO services for airlines, air cargo carriers, maintenance service centers and the military. Limco-Piedmont specializes in MRO services for components of aircraft, such as heat transfer components, auxiliary power units, propellers, landing gear and pneumatic ducting. In conjunction with Limco-Piedmont’s MRO services, Limco-Piedmont is also an original equipment manufacturer of heat transfer equipment for airplane manufacturers and other related products. Limco-Piedmont’s parts services division offers inventory management and parts services for commercial, regional and charter airlines and business aircraft owners
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the airline industry, changes in demand for our services and products, the timing and amount or cancellation of orders, the price and continuity of supply of component parts used in our operations, and other risks detailed from time to time in Limco-Piedmont’s filings with the Securities Exchange Commission, including its Quarterly Report on Form 10-Q. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement.
- Tables Follow -

LIMCO-PIEDMONT INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	September 30,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$9,459	$5,039
Short-term investments	21,110	28,806
Accounts receivable (net of allowance for doubtful accounts of $170 and $140 at September 30, 2008 and December 31, 2007, respectively)	12,275	9,328
Inventories	18,926	16,391
Other accounts receivable and prepaid expenses	1,346	1,481

Total current assets	63,116	61,045

Property, plant and equipment, net	6,030	5,169
Intangible assets, net	1,437	1,709
Goodwill	4,780	4,780

Total assets	$75,363	$72,703

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payables	$4,994	$5,084
Parent company payables	1,468	1,762
Other accounts payable and accrued expenses	2,287	1,568

Total current liabilities	8,749	8,414

Long-Term Liabilities:
Deferred income taxes	415	404

Total liabilities	9,164	8,818

Shareholders’ Equity:
Common stock, $0.01 par value; 25,000 shares authorized, 13,205 shares issued and outstanding at September 30, 2008 and December 31, 2007	132	132
Additional paid-in capital	49,206	49,004
Retained earnings	17,314	14,749
Accumulated other comprehensive loss	(453)	—

Total shareholders’ equity	66,199	63,885

Total liabilities and shareholders’ equity	$75,363	$72,703

LIMCO-PIEDMONT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue
MRO services	$14,054	$12,831	$40,264	$37,877
Parts services	4,773	3,813	13,360	17,022

Total revenue	18,827	16,644	53,624	54,899

Cost and operating expenses
MRO services	11,099	9,342	31,877	26,219
Parts services	3,676	3,083	10,570	13,897
Selling and marketing	715	673	2,141	1,975
General and administrative	1,909	1,552	5,264	5,391
Amortization of intangibles	54	119	272	355

Operating income	1,374	1,875	3,500	7,062

Other income (expense)
Interest income	298	271	756	542
Interest and other expense	(40)	(178)	(101)	(719)

Total other income (expense)	258	93	655	(177)

Income before taxes	1,632	1,968	4,155	6,885
Provision for income taxes	675	538	1,590	2,480

Net income	$957	$1,430	$2,565	$4,405

Basic net income per share	$0.07	$0.12	$0.19	$0.46

Diluted net income per share	$0.07	$0.12	$0.19	$0.46

Basic shares outstanding	13,205	12,406	13,205	9,673

Diluted shares outstanding	13,205	12,437	13,205	9,678